Exhibit 99

ABX AIR, INC. REPORTS SECOND QUARTER REVENUES AND EARNINGS

WILMINGTON, OH—August 9, 2005—ABX Air, Inc., (NASDAQ: ABXA) reported today improved revenues and earnings for the quarter ended June 30, 2005. Highlights of those results as compared with the second quarter of 2004 include:

•	Revenues up 27.9% to $351.2 million;

•	Net earnings up 15.9% to $6.8 million, or $0.12 per diluted share;

•	Revenues from customers other than DHL Express (USA), Inc. (“DHL”) grew 84.3% to $7.0 million; Earnings from non-DHL sources grew to $1.7 million, a 55.2% increase;

•	Packages handled increased 27.2% to 157.3 million;

“We are encouraged to report continued year-over-year improvement in our revenues and net earnings,” said President and CEO Joe Hete. “While our primary focus remains on serving our largest customer, particularly as its main hub consolidation nears, we are continuing to make steady progress at diversifying our revenue stream,” stated Hete.

For the first six months of 2005, ABX Air’s net earnings were $13.8 million, or $0.24 per diluted share, on revenues of $697.8 million. Net earnings improved from the first six months of 2004, when ABX Air earned $11.8 million, or $0.20 per diluted share, on revenues of $551.3 million. ABX Air’s net earnings from its two commercial agreements with DHL were $10.2 million during the first six months of 2005 and $9.5 million in the first six months of 2004.

Results Associated with the DHL Agreements

ABX Air has two commercial agreements with DHL: the aircraft, crew, maintenance and insurance agreement (“ACMI agreement”) and a hub and line-haul services agreement (“Hub Services agreement”). Under each agreement, ABX Air earns a base mark-up of 1.75% on eligible costs and can earn incremental mark-up for meeting certain quarterly cost-related goals as well as annual cost-related and service goals. Any mark-up earned from attainment of the annual cost-related and service goals is recognized in the fourth quarter.

ABX Air’s second quarter 2005 net earnings of $5.1 million from the two contracts included $4.6 million from the base mark-up and $0.5 million, or 39.4% of the maximum, cost-related incremental mark-up under the two agreements. Incremental mark-up from the ACMI agreement totaled $0.4 million, or 67.5% of the maximum quarterly mark-up. Incremental mark-up from the Hub Services agreement totaled $0.1 million, or 15.4% of the maximum quarterly mark-up.

The $4.7 million earned during the second quarter of 2004 from the two DHL agreements included $3.7 million from the base mark-up and $1.0 million, or 87.6% of the maximum, from attainment of cost-related incremental mark-up. Incremental mark-up from the ACMI agreement totaled $0.5 million, or 85.6% of the maximum quarterly mark-up. Incremental mark-up from the Hub Services agreement totaled $0.5 million, or 90.1% of the maximum quarterly mark-up.

The factors contributing to the incremental mark-up decrease under the Hub Services agreement during the second quarter of 2005 as compared to the prior year include the impact of additional labor costs required to process higher than budgeted package volumes and a greater proportion of box shipments, which require more labor to process, as compared to smaller letter shipments. In addition, DHL requested that ABX perform additional package handling processes for which the associated labor hours were greater than budgeted. DHL packages handled during the second quarter of 2005 totaled 157.3 million, a 27.2% increase compared to the second quarter 2004 volume.

Results Associated with Sources other than DHL

Non-DHL revenues grew 84.3% to $7.0 million in the second quarter of 2005, compared with $3.8 million in the second quarter of 2004. Earnings from non-DHL sources increased to $1.7 million, up 55.2% as compared to the second quarter of 2004 non-DHL earnings of $1.1 million. The increase in non-DHL revenues was primarily the result of an increase in the level of aircraft maintenance services and parts sales, airport-to-airport space available cargo space, as well as revenues associated with ABX Air’s operation of a U.S. postal hub. Revenues from these sources increased by $2.7 million as compared to the second quarter of 2004, while the earnings from these sources accounted for $0.8 million of the increase in non-DHL earnings as compared to 2004.

Earnings from non-DHL ACMI flights decreased by $0.5 million as compared to the second quarter of 2004, due primarily to incurring depreciation cost on two Boeing 767 aircraft that were recently assigned to non-DHL ACMI operations. These two aircraft experienced low utilization during the start-up period. The reduction in non-DHL ACMI earnings was offset by interest income earned on invested cash balances. “We continue to make strides in growing our non-DHL business. In mid-May, we added a second Boeing 767 to our non-DHL ACMI business, and expect the utilization of that aircraft to make a positive contribution to our non-DHL ACMI earnings during the balance of the year,” stated Hete.

Other Items/Outlook

As disclosed by the Company today in an 8-K filing, ABX Air and DHL have agreed to amend the Hub Services agreement to extend the initial term of the agreement by one year in exchange for temporarily placing more of the Company’s revenue potential under a cost-related incentive. The amendment temporarily reduces the base mark-up under the agreement from 1.75% to 1.25% during the last six months of 2005. The maximum incremental mark-up that ABX Air can earn from cost incurred during the third and fourth quarters of 2005 from its quarterly cost-related incentives under the agreement was temporarily increased from approximately 0.54% to 1.04%. In consideration, the initial term of the agreement was extended for an additional year and will not be subject to annual renewals until August 15, 2007. In 2006, the base mark-up will revert to the previous level of 1.75% and the maximum incremental mark-up from the quarterly cost-related incentive will revert to the previous level of approximately 0.54%.

As previously reported by the Company, DHL intends to reduce the number of aircraft that ABX Air operates on its behalf by the end of 2005, at which time DHL will have completed the consolidation at the main sort hub in Wilmington, Ohio.

ABX Air will host a conference call to review its financial results for the second quarter of 2005 on Wednesday, August 10, 2005, at 10am Eastern Time. Participants should dial (866) 770-7051 and international participants should dial (617) 213-8064 ten minutes before the scheduled start of the call and ask for conference ID #82574149. The call will also be webcast live (listen-only mode) via either www.abxair.com, or via www.earnings.com for individual investors and www.streetevents.com for institutional investors.

ABX Air, Inc. is a cargo airline with a fleet of 115 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX Air became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL Express (USA), Inc., ABX Air provides charter and maintenance services to a diverse group of customers. With over 9,000 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air’s actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to a significant reduction in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX Air’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
REVENUES	$351,237	$274,654	$697,831	$551,340
OPERATING EXPENSES:
Salaries, wages and benefits	143,746	119,326	286,206	239,754
Purchased line-haul	77,273	51,267	151,108	99,223
Fuel	63,549	43,049	122,266	85,427
Maintenance, materials and repairs	26,243	26,911	54,016	54,395
Depreciation and amortization	10,252	9,262	19,884	18,358
Landing and ramp	4,490	4,116	14,256	11,983
Rent	1,865	1,577	3,964	3,183
Other operating expenses	14,748	11,363	27,885	23,047

	342,166	266,871	679,585	535,370

EARNINGS FROM OPERATIONS	9,071	7,783	18,246	15,970

INTEREST EXPENSE, NET OF INTEREST
INCOME	2,316	1,957	4,408	4,164

EARNINGS BEFORE INCOME TAXES	6,755	5,826	13,838	11,806
INCOME TAX EXPENSE	—	—	—	—

NET EARNINGS	$6,755	$5,826	$13,838	$11,806

EARNINGS PER SHARE:
Basic earnings per share	$0.12	$0.10	$0.24	$0.20

Diluted earnings per share	$0.12	$0.10	$0.24	$0.20

WEIGHTED AVERAGE SHARES:
Basic	58,270	58,270	58,270	58,270

Diluted	58,454	58,270	58,454	58,270

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	June 30, 2005	December 31, 2004
ASSETS:
Cash and cash equivalents	$82,099	$38,749
Accounts receivable, net	24,655	54,677
Other current assets	18,726	17,595

Total Current Assets	125,480	111,021

Property and equipment, net	349,188	351,646
Other assets	10,029	10,256

Total Assets	$484,697	$472,923

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$136,059	$142,569

Long-term Obligations	246,800	242,405
Stockholders’ Equity	101,838	87,949

Total Liabilities and Stockholders’ Equity	$484,697	$472,923

ABX AIR, INC.

EARNINGS SUMMARY

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
REVENUES
DHL Contracts
ACMI
Base mark-up	$121,495	$118,463	$244,193	$238,532
Incremental mark-up	435	538	996	1,003

Total ACMI	121,930	119,001	245,189	239,535
Hub Services
Base mark-up	142,238	98,951	279,118	195,683
Incremental mark-up	116	473	196	989

Total Hub Services	142,354	99,424	279,314	196,672
Other Reimbursable	79,933	52,421	159,888	107,895

Total-DHL	344,217	270,846	684,391	544,102
Non-DHL	7,020	3,808	13,440	7,238

Total Revenues	351,237	274,654	697,831	551,340
EXPENSES
DHL Contracts
ACMI	119,405	116,426	239,993	234,430
Hub services	139,792	97,248	274,318	192,317
Other Reimbursable	79,933	52,421	159,888	107,895

Total DHL	339,130	266,095	674,199	534,642
Non-DHL	5,880	2,733	10,649	4,892

Total Expenses	345,010	268,828	684,848	539,534
EARNINGS
DHL Contracts	5,087	4,751	10,192	9,460
Non-DHL	1,140	1,075	2,791	2,346
Interest Income	528	—	855	—

Total Earnings	$6,755	$5,826	$13,838	$11,806

Note: The results above for customers other than DHL do not reflect an allocation of overhead costs. The provisions of the commercial agreements with DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-DHL sources.